Exhibit 10.1

PERSONAL AND CONFIDENTIAL

May 19, 2004

Mr. James McClenahan

279 Benson Lane

Coppell, Texas 75019

Dear James:

I am pleased to present this offer of employment to join APAC Customer Services, Inc. (“APAC” or “the Company”) as Senior Vice President, Sales and Marketing, reporting to me.  This letter constitutes your Employment Agreement with APAC.

The following terms will apply:

1.     Your start date will be no later than May 26, 2004.

2.     Your starting base salary will be Two Hundred Eighty Five Thousand Dollars ($285,000) on an annualized basis payable bi-weekly.  (This “base salary” is stated for convenience only and is not intended as an annual contract of employment.)  Your base salary will be reviewed each year at the time when increases for executives of APAC are considered.  At the present time that occurs on or about April 1 of each year.

3.     You will be a participant in APAC’s annual Management Incentive Compensation Plan (“MIP”) as it exists from year to year (copy enclosed).  We envision an opportunity of 10%-40%-80% for threshold-target-maximum performance, respectively.  The payout of MIP will depend on APAC’s  meeting its budgeted financial performance and your meeting your individual and team performance goals as established each year between you and the executive to whom you report; provided, however that APAC guarantees that your MIP payout for 2004 will be not less than Twenty Eight Thousand Five Hundred Dollars ($28,500)

4.     Subject to the approval of the Compensation Committee, you will be granted options to purchase 75,000 shares of APAC stock at an exercise price equal to the mean between the high and low prices at which APAC’s common stock trades on the day such approval is rendered, as reported by Bloomberg Financial Markets.  These options will vest at the rate of 25% per year during the first four years of your employment.  A copy of our standard option agreement is provided for your review.

5.     You will be entitled to paid vacation of four (4) weeks and will also be entitled to participate in all employee benefit plans and programs extended to employees at the executive level (Benefits Summary enclosed).

6.     Upon joining the company, you will receive an Employment Security Agreement, which outlines additional cash compensation protection in the event of “Change in Control” of the Company (draft copy enclosed).

7.     As a condition of employment, you will sign an appropriate Agreement Protecting Company Interests, a copy of which is enclosed.

8.     Other than in the event of  (1.) your termination of employment in connection with a “Change in Control” as defined in the Employment Security Agreement referenced above or (2) your termination of employment by APAC “for cause” (defined as “(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company”), or (3.) your termination as a result of your resignation from employment with the Company other than for Agreed Reason, and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to the product of twelve times the sum of (i) the monthly amount of your then-current Base Salary plus (ii) the amount necessary to reimburse you for payments you make to exercise your rights under COBRA to continue your and your dependents’ medical and dental coverages as such may be in effect from time to time under the Company’s welfare plans—such severance to be paid over the twelve (12) months following such termination.  Resignation for “Agreed Reason” shall mean a resignation by you prior to any Change in Control if after notice by you to the Company and a fifteen day opportunity by the Company to cure, (ii) your duties, responsibilities or authority as an executive employee are materially reduced or diminished from those in effect on your commencement of employment without your written consent or you no longer report to the Chief Executive Officer of the Company, or (ii) your base salary and the incentive compensation opportunity available to you is reduced in the aggregate and not in accordance with a compensation reduction applicable to all senior executives’ salaries generally to which all senior executives of the Company would be subject to an equivalent percentage reduction in their base salaries.  Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements.  Such payments will be made on APAC’s customary payroll dates in installments equal to your regular biweekly salary, less all applicable withholding taxes.  You are not required to mitigate the amount of any severance payment provided for in this Employment Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Employment Agreement be reduced by any compensation, income or benefit you may receive from any source.  In addition, no payments to you under this Employment Agreement may be subject to any offset or setoff due to any claim APAC or its affiliates may have against you.

9.     You will relocate to Deerfield, Illinois within one year of your date of hire.  APAC shall pay your relocation costs in accordance with APAC’s Employee Relocation Policy, Tier IV.  In the event you leave APAC’s employment within two (2) years of your relocation date, you shall reimburse APAC for all relocation costs paid by APAC according to the Employee Reimbursement Agreement (copy enclosed).

10.   This offer is extended contingent upon receipt of a completed Application for Employment, satisfactory references, and adequate results of a background investigation (Application for Employment and background check release forms are enclosed).

11.   You hereby represent and warrant to and with APAC Customer Services, Inc. that you are not subject to any covenants, agreements or restrictions, including, without limitation, any covenants, agreements or restrictions arising out of your prior employment or independent contractor relationships, which would be breached or violated by your acceptance of this offer of employment or by your performance of your duties at APAC.  You acknowledge that it is APAC’s express policy and procedure to abstain from the use or disclosure of the trade secrets and proprietary information of third parties, and you hereby expressly covenant that you will not, in the performance of your duties at APAC, use or disclose the trade secrets or proprietary information of third parties.

12.   The Company will pay attorneys’ fees in an amount of up to $5,000 incurred by you in connection with the negotiation of this letter agreement.

13.   Any controversy or claim arising out of or relating to this letter agreement or a breach of its provisions, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time demand for arbitration is made by either party.  This arbitration shall be conducted before three (3) arbitrators.  One arbitrator shall be named by APAC, a second shall be named by you and the third arbitrator shall be named by the two arbitrators so chosen.  The arbitration will occur in either Cook or Lake County, Illinois.   In the event of any such dispute the non-prevailing party shall be responsible for the attorneys’ fees and costs related to such dispute.

14.   This letter agreement shall be binding on the Company and any successor to its business or to a majority of its business assets and the Company will require any successor in interest (whether direct or indirect) to expressly assume and agree to perform this letter agreement;  provided, however, that no such assumption shall relieve the Company of its obligations.

James, we are excited about your joining APAC.

Sincerely,

APAC CUSTOMER SERVICES, INC.

Robert J. Keller
Chief Executive Officer

RJK/kbo

cc: C. Corkery
ACCEPTED BY:

	James McClenahan	(Date)